As filed with the Securities and Exchange Commission on April 12, 2017

Registration No. 333-207028

Registration No. 333-202256

Registration No. 333-200916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-207028

FORM S-3 REGISTRATION STATEMENT NO. 333-202256

FORM S-3 REGISTRATION STATEMENT NO. 333-200916

UNDER

THE SECURITIES ACT OF 1933

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East. Suite 1200

Houston, Texas 77060

(281) 876-0120

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garland R. Shaw

Senior Vice President and Chief Financial Officer

400 North Sam Houston Parkway East. Suite 1200

Houston, Texas 77060

(281) 876-0120

(Name. address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to

Matthew R. Pacey

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

(713) 835-3600

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) originally filed by Ultra Petroleum Corp. (the “Company”) with the Securities and Exchange Commission.

•	Registration Statement No. 333-207028, filed on September 18, 2015, registering $850,000,000 in aggregate principal of 6.125% senior notes due 2024;

•	Registration Statement No. 333-202256, filed on February 24, 2015, registering an indeterminate number or principal amount of common shares, preferred shares, depositary shares, senior and subordinated debt securities, and warrants of the Company, as may from time to time be issued; and

•	Registration Statement No. 333-200916, filed on December 12, 2014, registering $450,000,000 in aggregate principal of 5.750% senior notes due 2018.

On April 29, 2016, the Company and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas in order to effectuate the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated March 10, 2017 (the “Plan”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 12, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Act.

ULTRA PETROLEUM CORP.

By:	/s/ Garrett B. Smith
Name:	Garrett B. Smith
Title:	Vice President and General Counsel

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